INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation in the Annual Report Form 10-K of Media Bay, Inc. for the year ended December 31, 2003, and by reference in Registration Statements No. 333-74413, No. 333-83937, No. 333-39918, No. 333-45362, No.
333-48752, and No. 333-62860 on Form S-3 and in Registration Statements No. 333-83935 and No. 333-41186 on Form S-8 of Media Bay, Inc. of our report dated March 19, 2004, except as to Note 21, which is as of April 12, 2004 (which expresses an unqualified opinion and includes a going concern explanatory paragraph.)


/s/ Amper Politziner & Mattia

Edison, New Jersey
April 14, 2004